EXHIBIT 10.29

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is made effective as of December 12, 2011 (“Effective Date”), by and between AeroVironment, Inc., a Delaware corporation (the “Company”), and Wahid Nawabi (“Employee”).  As used in this Agreement, the “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

The parties agree as follows:

1.                                       Severance.

(a)                                  If Employee has a separation from service (a “Separation from Service”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Employee’s discharge by the Company without Cause (as defined below in Section 1(e)) within eighteen (18) months following the Effective Date, Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which will be payable in a lump sum within ten (10) days following the effective date of Employee’s Release (as defined below in Section 1(c)):

(i)                                     The Company shall pay to Employee his fully earned but unpaid base salary, when due, through the date of Employee’s Separation from Service at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Employee may be entitled pursuant to the terms of such plans or agreements at the time of Employee’s Separation from Service (the “Accrued Obligations”); and

(ii)                                  Subject to Section 1(c) and Employee’s continued compliance with Section 3, Employee shall be entitled to receive severance pay in an amount equal to nine (9) months’ of Employee’s base salary, as in effect immediately prior to the date of Employee’s Separation from Service, payable in a lump sum within ten (10) days following the effective date of Employee’s Release (as defined below in Section 1(c)); provided, however, that, in the event that the timing of the delivery of Employee’s Release could cause such amounts to be payable in one or another taxable year, then such amounts shall not be payable until the first business day of the taxable year following Employee’s Separation from Service.

(b)                                 Other Terminations; Termination of Agreement.  If Employee’s employment is terminated by the Company for Cause, by Employee for any reason, or as a result of Employee’s death or disability, the Company shall not have any other or further obligations to Employee under this Agreement (including any financial obligations) except that Employee shall be entitled to receive the Accrued Obligations.  In addition, this Agreement shall terminate eighteen (18) months following the Effective Date.  Following the termination of this Agreement, if Employee’s employment is terminated for any reason, the Company shall not have any other or further obligations to Employee under this Agreement and any such termination shall be instead subject to standard Company procedure as in effect at that time.

(c)                                  Release.  As a condition to Employee’s receipt of any post-termination benefits pursuant to Section 1(a) above, Employee shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form reasonably acceptable to the Company (and any applicable revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Employee’s Separation from Service.

(d)                                 Exclusive Remedy.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Employee’s employment shall cease upon such termination.  In the event of a termination of Employee’s employment with the Company, Employee’s sole remedy shall be to receive the payments and benefits described in this Section 1.

(e)                                  Definition of Cause.  For purposes of this Agreement, “Cause” shall mean any of the following:  (i) Employee’s gross negligence or willful misconduct in the performance of his duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) Employee’s willful and habitual neglect of or failure to perform Employee’s duties of employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by Employee; (iii) Employee’s commission of any act of fraud or dishonesty with respect to the Company that causes material harm to the Company or is intended to result in substantial personal enrichment; (iv) Employee’s failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board of Directors of the Company, which failure is not cured within thirty (30) days after written notice thereof is received by Employee; (v) Employee’s conviction of or plea of guilty or nolo contendere to felony criminal conduct; (vi) Employee’s material violation of the Company’s Confidentiality Agreement (as defined in Section 2 below) or similar agreement that Employee has entered into with the Company; or (vii) Employee’s material breach of any obligation or duty under this Agreement or material violation of any written employment or other written policies that have previously been furnished to Employee, which breach or violation is not cured within thirty (30) days after written notice thereof is received by Employee, if such breach or violation is capable of being cured.

2.                                       Confidentiality and Proprietary Rights.  Employee and the Company have executed the Company’s Patent and Confidentiality Agreement (the “Confidentiality Agreement”).  The Company shall be entitled to cease all severance payments and benefits to Employee in the event of his material breach of such agreement.

3.                                       At-Will Employment Relationship.  Employee’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Employee or the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

4.                                       General Provisions.

4.1                                 Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Employee shall not be entitled to assign any of Employee’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

4.2                                 Severability.  The provisions of this Agreement are severable, and in the event that any provision of this Agreement should be declared or become void, illegal, or unenforceable, all other provisions of this Release shall remain valid and enforceable.

4.3                                 Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

4.4                                 Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Santa Clara County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

4.5                                 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Employee at Employee’s last address on the Company’s payroll records and to the Company at its principal place of business, or such other address as either party may specify in writing.

4.6                                 Entire Agreement; Amendment.  This Agreement and the Confidentiality Agreement executed by Employee together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, including, without limitation, the seventh paragraph of that certain offer letter dated as of December 8, 2011, between the Company and Employee, addressing severance matters.  This Agreement may be amended or modified only with the written consent of Employee and an authorized representative of the Company.

4.7                                 Code Section 409A Exempt.

(a)                                  This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the severance payments payable under Section 1(a)(ii) shall be paid no later than the later of:  (i) the fifteenth (15th) day of the third month following Employee’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (ii) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder.  To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

(b)                                 If Employee is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Employee’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Employee is entitled under this Agreement is required in order to avoid a  prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 6.8(b) shall be paid or distributed to Employee in a lump sum on the earlier of (i) the date that is six (6) months following Employee’s Separation from Service, (ii) the date of Employee’s death or (iii) the earliest date as is permitted under Section 409A of the Code.  Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

AEROVIRONMENT, INC.

Dated:	3/1/12	By:	/s/ Tim Conver

Name:	Tim Conver

		Title:	President & Chief Executive Officer

EMPLOYEE

Dated:	3/1/12	/s/ Wahid Nawabi
Wahid Nawabi